Exhibit 10.15

AMENDMENT TO THE
AON CORPORATION OUTSIDE DIRECTOR
STOCK AWARD AND RETIREMENT PLAN,
EFFECTIVE JANUARY 1, 2003

This Amendment to the Aon Corporation Outside Director Stock Award and Retirement Plan, effective January 1, 2003 (the “Plan”), is adopted by Aon plc, a public limited company incorporated under English law (the “Company”), to be effective as set forth below.

RECITALS

WHEREAS, pursuant to a Deed of Assumption dated April 2, 2012 the Company assumed sponsorship of the Plan and the rights and obligations of Aon Corporation under the Plan; and

WHEREAS, the Board of Directors of the Company took action on May 18, 2012 to terminate the Plan effective as of such date and authorized Christa Davies, the Executive Vice President and Chief Financial Officer of Aon Corporation, and Gregory J. Besio, the Executive Vice President and Chief Human Resources Officer of Aon Corporation, to execute any necessary documentation to reflect such action;

NOW, THEREFORE, the Plan is hereby amended to reflect its termination effective as of May 18, 2012, as follows:

A new Section 15 is added to the Plan providing as follows:

15.          Termination and Liquidation of Plan:

The Plan is terminated effective May 18, 2012.  All accrued benefits under the Plan shall be distributed in accordance with Treasury Regulation 1.409A-3(j)(4)(ix) on such date(s) during the 12-month period beginning May 19, 2013 and ending May 18, 2014 as may be determined by the Company, or on such earlier dates as otherwise provided in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by the duly authorized officers of Aon Corporation, this 19th day of July, 2012.

Aon plc

By:	/s/ Christa Davies
Christa Davies

By:	/s/ Gregory J. Besio
Gregory J. Besio